UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
December 21, 2012 (December 17, 2012)

Carrollton Bancorp
(Exact name of registrant as specified in its charter)

Maryland	000-23090	52-1660951
(State or other jurisdiction of	(Commission File No.)	(I.R.S. Employer
incorporation or organization)		Identification No.)

7151 Columbia Gateway Drive, Suite A Columbia, Maryland (Address of principal executive offices)	21046 (Zip Code)

(410) 312-5400
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

□	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
□	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
□	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
□	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Carrollton Bancorp (“Carrollton”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Jefferson Bancorp, Inc. (“Jefferson”) and Financial Service Partners Fund I, LLC (“FSPF”), dated as of April 8, 2012, and amended as of May 7, 2012.  The scheduled date for the termination of the Merger Agreement is December 31, 2012 if all conditions to closing have not been satisfied or waived by such date, subject to extension to February 28, 2013 under certain circumstances.

As disclosed in Carrollton’s Proxy Statement, dated July 11, 2012 (the “Proxy Statement”), it is a condition to closing under the Merger Agreement that the acquisition of Carrollton by FSPF through the merger with Jefferson be approved by the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), and the merger of Carrollton’s bank subsidiary, Carrollton Bank, with and into Jefferson’s bank subsidiary, Bay Bank, FSB (“Bay Bank”), be approved by the Office of the Comptroller of the Currency (the “OCC”).  As the Proxy Statement reported, Jefferson had preliminary discussions with both the staff of the Federal Reserve Board and the OCC and filed formal applications with both agencies on June 6, 2012.  Jefferson has advised Carrollton that since then it has responded to requests from both agencies for additional information regarding the mergers.

In connection with processing the application filed with it, the Federal Reserve Board staff has advised Jefferson that it is reviewing the ownership structure of Bay Bank which was previously approved by a predecessor regulatory agency under the Home Owners’ Loan Act, including its ultimate holding company, FSPF, and the ownership of interests in FSPF by persons who also are investors in other banks.  The Proxy Statement also disclosed that this review by the Federal Reserve Board might occur. The OCC staff has advised Jefferson that it will not continue processing the merger application filed with it until, among other things, it receives indication from the Federal Reserve Board staff that the Federal Reserve Board is ready to act on the holding company merger application filed with it. Jefferson, FSPF and Bay Bank, with support of Carrollton and Carrollton Bank, are continuing to work with the Federal Reserve Board and the OCC to complete the processing of the applications filed with these agencies.  Jefferson has advised Carrollton that it expects to be able to satisfactorily resolve all of the issues raised by the Federal Reserve Board and the OCC to date, but that there cannot be any assurance that such previously raised issues can be satisfactorily resolved or that such agencies will not raise additional issues that cannot be satisfactorily resolved.

The mergers contemplated by the Merger Agreement cannot be completed without securing these and other regulatory approvals as disclosed in the Proxy Statement.  Based upon currently available information, all necessary regulatory approvals to complete the mergers are expected by Jefferson, FSPF and Carrollton to be received so that the mergers can be completed by February 28, 2013.  However, there can be no assurance that this will occur when expected, if at all, or that no adverse conditions will be imposed on FSPF, Carrollton or Bay Bank by the Federal Reserve Board or OCC as part of their approvals.

As a result of the delay in obtaining regulatory approvals discussed above, Carrollton, Jefferson and FSPF have entered into a Letter Agreement, dated December 20, 2012 (the “Letter Agreement”), whereby, in accordance with Section 9.01(c) of the Merger Agreement, Jefferson and Carrollton have agreed that the Termination Date (as defined in the Merger Agreement) shall be extended until February 28, 2013.

The foregoing description of the Letter Agreement does not purport to be complete and is qualified in its entirety by reference to the Letter Agreement, which is filed as Exhibit 10.1 to this report and is incorporated herein by reference.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 17, 2012, Mark A. Semanie informed the Board of Directors of Carrollton (the “Board”) of his decision to resign as Carrollton's Chief Financial Officer (“CFO”). It is anticipated that Mr. Semanie will remain employed with Carrollton until January 18, 2013 to assist with the transition of his responsibilities. Mr. Semanie’s resignation relates to his desire to pursue other professional opportunities and not to any disagreements with the Board or management of Carrollton or disagreements with respect to matters related to the operations, policies or practices of Carrollton.  As disclosed in the Proxy Statement, Mr. Semanie was expected to be the CFO of the combined institutions upon completion of the mergers contemplated by the Merger Agreement.  Jefferson has advised Carrollton that it intends to appoint David Borowy, current CFO of Jefferson and Bay Bank, as the interim CFO of the combined institutions until such time as a permanent CFO is identified and appointed. Jefferson has further advised Carrollton that it does not believe that Mr. Semanie’s resignation will adversely affect the regulatory approval application process.

A press release issued by Carrollton in connection with these matters is filed with this report as Exhibit 99.1

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description
10.1	Letter Agreement, dated December 20, 2012, Carrollton Bancorp, Jefferson Bancorp, Inc., and Financial Service Partners Fund I, LLC
99.1	Press Release of Carrollton Bancorp, dated December 21, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CARROLLTON BANCORP

		By:	/s/ Robert A. Altieri
		Name:	Robert A. Altieri
Date:	December 21, 2012	Title:	Chief Executive Officer and President

		By:	/s/ Mark A. Semanie
		Name:	Mark A. Semanie
Date:	December 21, 2012	Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Letter Agreement, dated December 20, 2012, Carrollton Bancorp, Jefferson Bancorp, Inc., and Financial Service Partners Fund I, LLC
99.1	Press Release of Carrollton Bancorp, dated December 21, 2012.